UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  February 15, 2008

WORLD HEART CORPORATION

(Exact name of registrant as specified in charter)

Canada	000-28882	52-2247240
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7799 Pardee Lane, Oakland CA	94621
(Address of principal executive offices)	(Zip Code)

(510) 563-5000

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

2008 Performance Bonus Program for Executive Officers and Other Employees

On February 15, 2008, the Compensation Committee of the Board of Directors of World Heart Corporation (the “Company”), as confirmed by the Board of Directors of the Company, approved the 2008 cash performance bonus program for the Company’s executive officers and other employees. The following is a summary description of the terms and conditions with respect to the cash performance bonuses for the executive officers:

Executive Officer	Cash Performance Bonus
Jassawalla, Jal S.	$143,700
Khanwilkar, Pratap	$71,040
Miller, Phillip	$68,890
Vadja, John	$48,438
Jansen, Piet	$88,265
David Pellone	$72,000

Performance bonuses are for all employees, including the executive officers, and they are earned upon the achievement of certain performance milestones relevant to the Company’s business.  The performance milestones are based generally on pre-clinical and clinical trials, revenue and financing goals and the timing of achieving such goals.  If the applicable performance goals are achieved, the employee, including an executive officer, is eligible to receive the total award.  The exact amount of the cash payment will be determined as soon as possible after the Compensation Committee determines that the performance goals have been achieved.  If the specific timing of certain goals are not met, no performance bonus will be paid in respect of those goals, and all performance bonus are subject to the Company’s then current financial condition.  The employee must be employed or consulting with the Company at December 31, 2008 to be eligible to receive a performance bonus.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: February 20, 2008

WORLD HEART CORPORATION

	By:	/s/ David Pellone
	Name:	David Pellone
	Title:	Vice President, Finance and Chief Financial Officer

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